Exhibit 23.2

October 29, 2007

To:	Alberta Securities Commission
British Columbia Securities Commission
Manitoba Securities Commission
New Brunswick Securities Commission
Department of Government Services, Newfoundland and Labrador
Nova Scotia Securities Commission
Ontario Securities Commission
Securities Office, Prince Edward Island
Autorité des marchés financiers, Québec
Saskatchewan Financial Services Commission

I, Eugene Puritch, residing at 44 Turtlecreek Blvd,, Brampton, Ontario L6W 3X7, am the qualified person who is responsible for preparing for North American Palladium Ltd. (the “Corporation”) portions of a technical report dated October 29, 2007 and entitled “Technical Report, Mineral Resource Estimate and Preliminary Economic Assessment (Scoping Study) of the Suhanko Project, Northern Finland” (the “Technical Report”). I hereby:

(a)                      consent to the public filing of the Technical Report and to extract from, or a summary of, the Technical Report in the written disclosure of the Corporation, being the press release dated October 31, 2007 issued in connection with the filing of the Technical Report; and

(b)                     confirm that I have read the written disclosure being filed and that it fairly and accurately represents the information in the Technical Report that supports the disclosure.

Dated this 29th day of October, 2007.

/s/ Eugene Puritch

Eugene Puritch, P.Eng.